PEOPLES FEDERAL SAVINGS BANK

SPLIT DOLLAR PLAN

($175,000 Death Benefit)

Pursuant to due authorization by its Board of Directors, the undersigned, PEOPLES FEDERAL SAVINGS BANK, a federally chartered corporation located in Brighton, Massachusetts (the “Bank”), did constitute, establish and adopt the following Split Dollar Plan (the “Plan”), effective March 1, 2011.  The Participants in this Plan as of the effective date previously participated in a split dollar plan providing a $100,000 death benefit.  The benefit hereunder supersedes and replaces any death benefit previously provided under any other split dollar plan.

The purpose of this Plan is to attract, retain, and reward Employees, by dividing the death proceeds of certain life insurance policies which are owned by the Bank on the lives of the participating Employees with the designated beneficiary of each insured participating Employee.  The Bank will pay the life insurance premiums from its general assets.

ARTICLE 1

DEFINITIONS

Whenever used in this Plan, the following terms shall have the meanings specified:

1.1
“Bank” means Peoples Federal Savings Bank and any of its subsidiaries, parent corporations (now in existence or hereafter formed or acquired) or affiliates that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

1.2	“Bank’s Interest” means the benefit set forth in Section 3.2.

1.3	“Beneficiary” means each designated person, or the estate of a deceased Participant, entitled to benefits, if any, upon the death of a Participant.

1.4
“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.5	“Board” means the Board of Directors of the Bank as constituted from time to time.

1.6	“Change in Control” means:

                    (a) There occurs a “Change in Control” of the Bank, as defined or determined by either the Bank’s primary federal regulator or under regulations promulgated by such regulator;

                    (b) As a result of, or in connection with, any merger or other business combination, sale of assets or contested election, wherein the persons who were non-employee directors of the Bank before such transaction or event cease to constitute a majority of the Board of Directors of the Bank or any successor to the Bank;

                  (c) The Bank transfers all or substantially all of its assets to another corporation or entity which is not an affiliate of the Bank;

                    (d) The Bank is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than sixty percent (60%) of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Bank; or

                    (e) The Bank sells or transfers more than a fifty percent (50%) equity interest in the Bank to another person or entity which is not an affiliate of the Bank, excluding a sale or transfer to a person or persons who are employed by the Bank.

Notwithstanding anything in this Plan to the contrary, in no event shall the conversion of the Bank from mutual to stock form (including, without limitation, through the formation of a stock holding company) or the reorganization of the Bank into the mutual holding company form of organization constitute a Change in Control for purposes of this Plan.

1.7
“Disability” means the Participant’s suffering a sickness, accident or injury which has been determined by the insurance carrier of any individual or group disability insurance policy covering the Participant, or by the Social Security Administration, to be a disability rendering the Participant totally and permanently disabled. Upon the request of the Plan Administrator, the Participant must submit proof -to the Plan Administrator of the insurance carrier’s or Social Security Administration’s determination.

1.8	“Election to Participate” means the form required by the Plan Administrator of an eligible Employee to indicate acceptance of participation in this Plan.

1.9	“Employee” means an active employee of the Bank.

1.10	“Insured” means the individual Participant whose life is insured.

1.11	“Insurer” means the insurance company issuing the life insurance policy on the life of the Insured.

1.12	“Normal Retirement Age” means the Participant attaining age 65.

1.13	“Normal Retirement Date” means the later of Normal Retirement Age or the date of termination of employment for any reason other than Termination for Cause.

1.14
“Participant” means an Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs an Election to Participate and a Beneficiary Designation Form, (iv) whose signed Election to Participate and Beneficiary Designation Form are accepted by the Plan Administrator, (v) who commences participation in the Plan, and (vi) whose Participation has not terminated.

1.15	“Participant’s Interest” means the benefit set forth in Section 3.1.

1.16	“Policy” means the individual insurance policy or policies adopted by the Plan Administrator for purposes of insuring a Participant’s life under this Plan.

1.17	“Plan Administrator” means the plan administrator described in Article 10.

1.18	“Termination for Cause” means that the Participant’s employment with the Bank has been or is terminated by the Board for any of the following reasons:

                     (a) Personal dishonesty;

                     (b) Incompetence;

                     (c) Willful misconduct;

                     (d) Any breach of fiduciary duty involving personal profit;

                     (e) Intentional failure to perform stated duties or;

                     (f) Willful violation of any law, rule, regulation (other than traffic violations or similar offenses), or final cease and desist order.

1.19	“Net Death Proceeds” means the total death proceeds of the Policy minus the greater of (i) the cash surrender value or (ii) the aggregate premiums paid by the Bank.

ARTICLE 2

PARTICIPATION

2.1	Selection by Plan Administrator. Participation in the Plan shall be limited to those Employees of the Bank selected by the Plan Administrator, in its sole discretion, to participate in the Plan.

2.2
Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Plan Administrator (i) an Election to Participate, and (ii) a Beneficiary Designation Form. In addition, the Plan Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3
Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Plan Administrator, that Employee will become a Participant, be covered by the Plan and will be eligible to receive benefits at the time and in the manner provided hereunder, subject to the provisions of the Plan.

2.4
Termination of Participation. A Participant’s rights under this Plan shall automatically cease and his or her participation in this Plan shall automatically terminate upon a Termination for Cause. In the event that the Bank decides to maintain the Policy after the Participant’s termination of participation in the Plan, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy.

2.5
Disability. If the Participant’s employment with the Bank is terminated because of the Participant’s Disability, the Bank shall maintain the Policy in full force and effect and, in no event, shall the Bank amend, terminate or otherwise abrogate the Participant’s Interest in the Policy. However, the Bank may replace the Policy with a comparable insurance policy to cover the benefit provided under this Plan.

2.6
Participants Interest in the Policy. The Bank shall maintain the Policy in full force and effect and in no event shall the Bank amend, terminate or otherwise abrogate the Participant’s Interest in the Policy.  However, the Bank may replace the Policy with a comparable insurance policy to cover the benefit under the Plan

2.7
Change in Control. If the Participant’s employment with the Bank is terminated within twelve (12) months after a Change in Control, other than a Termination for Cause, the Bank shall maintain the Policy in full force and effect and in no event shall the Bank amend, terminate or otherwise abrogate the Participant’s Interest in the Policy.  However, the Bank may replace the Policy with a comparable insurance policy to cover the benefit provided under this Plan.

ARTICLE 3

POLICY OWNERSHIP INTERESTS

3.1
Participant’s Interest. The Participant, or the Participant’s assignee, shall have the right to designate the Beneficiary of an amount of death proceeds equal to One Hundred Seventy-Five Thousand Thousand Dollars ($175,000), subject to:

                    (a) Forfeiture of Participant’s rights upon Termination for Cause;

                    (b) Forfeiture of the Participant’s rights and interest hereunder that the Bank may reasonably consider necessary to conform with applicable law (including the Sarbanes-Oxley Act of 2002).

3.2
Bank’s Interest. The Bank shall own the Policy and shall have the right to exercise all incidents of ownership except that the Bank shall not sell, surrender or transfer ownership of a Policy so long as a Participant has an interest in the Policy as described in Section 3.1. This provision shall not impair the right of the Bank, subject to Article 9, to terminate this Plan. With respect to each Policy, the Bank shall be the beneficiary of the remaining death proceeds of the Policy after the Participant’s Interest is determined according to Section 3.1.

ARTICLE 4

PREMIUMS

4.1	Premium Payment. The Bank shall pay all premiums due on all Policies.

4.2
Economic Benefit. The Plan Administrator shall determine the economic benefit attributable to any Participant based on the amount of the current term rate for the Participant’s age multiplied by the aggregate death benefit payable to the Participant’s Beneficiary. The “current term rate” is the minimum amount required to be imputed under Internal Revenue Notice 2002-8, or any subsequent applicable authority.

4.3	Imputed Income. The Bank shall impute the economic benefit to the Participant on an annual basis, by adding the economic benefit to the Participant’s Form W-2, or if applicable, Form 1099.

ARTICLE 5

BENEFICIARIES

5.1
Beneficiary. Each Participant shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of the Bank in which the Participant participates.

5.2
Beneficiary Designation; Change. A Participant shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Participant’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Plan Administrator prior to the Participant’s death.

5.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

5.4
No Beneficiary Designation. If the Participant dies without a valid designation of beneficiary, or if all designated Beneficiaries predecease the Participant, then the Participant’s surviving spouse shall be the designated Beneficiary. If the Participant has no surviving spouse, the benefits shall be made payable to the personal representative of the Participant’s estate.

5.5
Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

ARTICLE 6

ASSIGNMENT

Any Participant may irrevocably assign without consideration all or part of such Participant’s Interest in this Plan to any person, entity or trust. In the event a Participant shall transfer all or part of such Participant’s Interest, then all or part of that Participant’s Interest in this Plan shall be vested in his or her transferee, who shall be substituted as a party hereunder, and that Participant shall have no further interest in this Plan.

ARTICLE 7

INSURER

The Insurer shall be bound only by the terms of its given Policy. Any payments the Insurer makes or actions it takes in accordance with a Policy shall fully discharge it from all claims, suits and demands of all persons relating to that Policy. The Insurer shall not be bound by or deemed to have notice of the provisions of this Plan. The Insurer shall have the right to rely on the Plan Administrator’s representations with regard to any definitions, interpretations or Policy interests as specified under this Plan.

ARTICLE 8

CLAIMS AND REVIEW PROCEDURE

8.1	Claims Procedure. A Participant or Beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

8.1.1	Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

8.1.2
Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

8.1.3
Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Plan on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the Plan’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

8.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

8.2.1
Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

8.2.2
Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

8.2.3
Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.2.4
Timing of Plan Administrator’s Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

8.2.5
Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Plan on which the denial is based;

(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 9

AMENDMENTS AND TERMINATION

9.1
Amendment or Termination of Plan. Except as otherwise provided in Sections 2.5 through 2.7, or as otherwise agreed to in writing, the Bank may amend or terminate this Plan for all Participants or for any Participant at any time prior to a Participant’s death. Such amendment or termination shall be by written notice to the Participant(s). In the event that the Bank decides to maintain the Policy after the Participant’s termination of participation in the Plan, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy.

9.2
Option to Purchase Upon Termination. If the Bank exercises the right to terminate the Plan or a Participant’s participation in the Plan, the Bank shall not sell, surrender or transfer ownership of a Policy without first giving a Participant or the Participant’s transferee the option to purchase the Policy for a period of sixty (60) days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy.

9.3
Waiver of Participation. A Participant may, in the Participant’s sole and absolute discretion, waive his or her rights under the Plan at any time. Any waiver permitted under this Section 9.3 shall be in writing and delivered to the Plan Administrator.

ARTICLE 10

ADMINISTRATION

10.1
Plan Administrator Duties. This Plan shall be administered by a Plan Administrator which shall consist of the Board, or such committee or persons as the Board may choose.  Members of the Plan Administrator may be Participants under this Plan. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

10.2
Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

10.3
Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

10.4
Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

10.5
Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the Compensation of its Participants, the date and circumstances of the retirement, Disability, death or other termination of employment of its Participants, and such other pertinent information as the Plan Administrator may reasonably require.

ARTICLE 11

MISCELLANEOUS

11.1	Binding Effect. This Plan shall bind each Participant and the Bank, their beneficiaries, survivors, executors, administrators and transferees and any Beneficiary.

11.2
No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give a Participant the right to remain an Employee of the Bank, nor does it interfere with the Bank’s right to discharge a Participant. It also does not require a Participant to remain an Employee nor interfere with a Participant’s right to terminate employment at anytime.

11.3	according to the laws of Massachusetts, except to the extent preempted by the laws of the United States of America.

11.4
Successors. The Bank shall not merge or consolidate into or with another company, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank under tills Plan. Upon the occurrence of such event, the term “Bank” as used in this Plan shall be deemed to refer to the successor or survivor company.

11.5
Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail to the address below:

Peoples Federal Savings Bank
435 Market Street.
Brighton, MA 02135

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

11.6
Entire Agreement. This Plan, along with a Participant’s Election to Participate, Beneficiary Designation Farm and any agreement in writing between the Bank and any Participant, constitute the entire agreement between the Bank and the Participant as to the subject matter hereof: No rights are granted’ to the Participant under this Plan other than those specifically set forth herein. .

IN WITNESS WHEREOF, the Bank executes this Plan as of the date indicated above.

PEOPLES FEDERAL SAVINGS BANK

By: /s/ Thomas J. Leetch

Title: President and Chief Executive Officer

PEOPLES FEDERAL SAVINGS BANK

SPLIT DOLLAR PLAN

($175,000 Death Benefit)

LIST OF PARTICIPANTS

James Gavin

Christopher Lake